Exhibit 14.1

CODE OF FINANCIAL ETHICS

        This Code of Financial Ethics has been adopted by the Board of Directors of JAMDAT Mobile Inc. (the "Company") as a supplement to the existing codes and policies of the Company.

        1.     Scope. This Code applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller and all employees of the Company performing similar functions (each, a "Covered Person"), and is intended to deter wrongdoing and to promote the conduct specified in Sections 2 through 6 below.

        2.     Ethical Conduct. Each Covered Person shall promote honest and ethical conduct, including the avoidance and ethical handling of actual or apparent conflicts of interest between personal and professional relationships by, among other things:

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  Acting as a role model for employees under such Covered Person's supervision by acting in an honest and ethical way.

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  Referring all actual or apparent conflicts of interest to one of the Compliance Officers referred to below.

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  Preventing retaliation against any employee for good faith reporting of violations of this Code or for participating in any investigation relating to a reported violation of this Code.

        No single set of rules can cover every situation. Each Covered Person is expected to conduct himself or herself honestly and ethically in all of his or her activities for the Company, including situations that are not explicitly covered by this Code.

        3.     Disclosure. Each Covered Person shall promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company by, among other things:

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  Becoming familiar with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

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  Providing a system for the careful review of all such reports, documents and communications.

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  Adequately supervising the preparation of the financial disclosure in the periodic reports required to be filed by the Company, including reviewing and analyzing the financial information to be disclosed.

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  Consulting, when appropriate, with professional advisors for advice with respect to such reports, documents and communications.

        4.     Compliance. Each Covered Person shall promote compliance with applicable governmental laws, rules and regulations by, among other things:

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  Becoming familiar with such laws, rules and regulations.

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  Consulting professional advisors with respect to such laws, rules and regulations.

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  Training applicable employees with respect to such laws, rules and regulations.

        5.     Prompt Internal Reporting. Violations of this Code (including any potential violations) must be promptly reported to the Chairman of the Board of Directors of the Company or the Chairman of the Audit Committee of the Board of Directors of the Company (each, a "Compliance Officer"). If a Compliance Officer is involved (or suspected to be involved) in any violation or potential violation of this Code, the matter may be reported to any other member of the Company's Board of Directors or the Audit Committee of the Company's Board of Directors.

        Any Covered Person who in good faith reports a violation or suspected violation of this Code or other matters concerning accounting, internal controls or audit matters, will be protected from retaliation such as discipline or involuntary termination of employment as a result of their reports. Every reported allegation of illegal or unethical behavior will be thoroughly and promptly investigated.

        Each Covered Person shall promote the prompt reporting of violations of this Code by, among other things:

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  Reporting all violations to a Compliance Officer.

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  Encouraging employees to report violations to a Compliance Officer.

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  Providing a procedure by which employees may maintain anonymity in making such reports.

        6.     Accountability. Each Covered Person shall promote accountability for adherence to this Code by, among other things:

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  Distributing copies of this Code annually to all employees.

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  Supporting appropriate sanctions for violations of this Code.

        7.     Waiver. If the Company approves any material departure from the provisions of this Code, or if the Company fails to take action within a reasonable period of time regarding a material departure from any provision of this Code, the Company shall, within four business days of such event, report such event on a Form 8-K or post notice thereof on its website, in accordance with the rules of Securities and Exchange Commission.

        8.     Amendment. Any amendment to this Code must be approved by the Board of Directors of the Company, and the Company shall, within four business days of such amendment (other than a technical, administrative or other non-substantive amendment), report such amendment on a Form 8-K or disclose such amendment on the Company's website, in accordance with the rules of Securities and Exchange Commission.

        9.     Certification. Each Covered Person shall, at least annually and whenever requested by a Compliance Officer, certify in writing that such Covered Person is in full compliance with this Code and that, to the best knowledge of such Covered Person, all other Covered Persons are in compliance with this Code.

        10.   Sanctions. If a Compliance Officer determines that a Covered Person may have violated any provision of this Code, the violation shall be reported to the Board of Directors of the Company. The Board of Directors will be responsible for establishing a fair process to determine if a violation has occurred, including notice to the alleged violator before a final determination is made and an opportunity for such person to be heard. If the alleged violation of this Code would also be a violation of law, the Board of Directors may either make an independent determination or rely on the findings of any court or administrative tribunal. If the Board of Directors determines that a violation has occurred, it may, among other things:

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  Terminate the employment of such Covered Person.

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  Place such Covered Person on a leave of absence.

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  Counsel such Covered Person.

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  Authorize such other action as it deems appropriate.

        11.   Employment Agreements. Any termination of a Covered Person under Section 10 shall be deemed to be "for cause" within the meaning of any employment agreement with the Covered Person.

        12.   Interpretation. All questions concerning interpretation of this Code shall be referred to, and conclusively determined by, the two Compliance Officers acting together.